          RETIREMENT AGREEMENT (the "Agreement"), by and between Dynatech Corporation, a Massachusetts corporation (the "Company"), and John F. Reno ("Executive") dated as of May 19, 1999.


                              W I T N E S S E T H :
                              - - - - - - - - - -

          WHEREAS, Executive is currently employed as President and Chief Executive Officer of the Company and serves as Chairman of the Board of Directors of the Company pursuant to an Amended and Restated Employment Agreement, dated as of November 1, 1998, by and between the Company and Executive (the "Employment Agreement");

          WHEREAS, Executive has options (collectively, the "Options") to purchase 7,687,120 shares of common stock (the "Common Stock"), no par value, of the Company (the "Option Shares") pursuant to the Employment Agreement and a Management Equity Agreement, dated as of May 21, 1998, between the Company, the Clayton, Dubilier & Rice Fund V Limited Partnership (the "Fund") and Executive (the "Equity Agreement");

          WHEREAS, Executive has decided to retire from employment with the Company and each of its direct or indirect subsidiaries (the "Subsidiaries"), effective as of July 30, 1999 (the "Retirement Date");

          WHEREAS, the Company and Executive wish to agree upon the consequences of Executive's retirement;

          WHEREAS, pursuant to the terms of the Employment Agreement and the Equity Agreement, effective upon any termination of Executive's employment, the Company has the right to repurchase the Options and/or Option Shares;

          WHEREAS, as of the Retirement Date, pursuant to the terms of the Equity Agreement, Executive's rights with respect to the portion of the Option covering 7,289,181 Option Shares (the "Vested Options") have become vested and Executive's rights with respect to the remaining portion of the Option, covering 397,939 Option Shares (the "Unvested Options"), remain unvested; and

          WHEREAS, pursuant to the terms of the Equity Agreement, effective upon the Retirement Date, the Unvested Options will terminate and will be canceled and the Company will have the right to repurchase the Vested Options.

          NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein and for other good and valuable consideration, the Company, the Fund and Executive hereby agree as follows:

     1.  Certain Definitions.  For purposes of this Agreement, all capitalized
         -------------------
terms used herein without definition shall have the respective meanings assigned to such terms in the Employment Agreement.

     2.  Retirement; Resignation from Offices.  In accordance with Section 7(h)
         ------------------------------------
of the Employment Agreement and in connection with his retirement, effective as of the date hereof, Executive hereby resigns from his positions as President and Chief Executive Officer of the Company and Chairman and member of the Board of Directors of the Company and from all other offices, positions and Board memberships with the Company or any Subsidiary currently held by Executive. Executive shall continue in the employment of the Company, without title, until the Retirement Date, having such duties as shall be assigned to him from time to time by the Chairman of the Board of the Company, which shall be commensurate with his position and status with the Company immediately prior to the date hereof. In furtherance of the foregoing, Executive hereby agrees to promptly deliver such letters of resignation as may reasonably be requested by the Company.

     3.  Payments and Benefits Pursuant to the Employment Agreement.
         ----------------------------------------------------------

     (a)  Termination of Employment Period.  Effective on the Retirement Date,
          --------------------------------
the Employment Period shall expire and all of the rights and obligations of the Company and Executive under the Employment Agreement will terminate, except as provided in this Section 3. With regard to the Employment Agreement, the provisions of each of Sections

4(c) (relating to indemnity for ISO adjustment), 7(h) (Resignation upon Termination), 7(i) (Limits on Payments by the Company), 8 (Unauthorized Disclosure), 9 (Non-Competition), 10 (Non-Solicitation of Employees), 11 (Non-Solicitation of Customers), 12 (Return of Documents), 13 (Injunctive Relief with Respect to Covenants; Forum; Venue and Jurisdiction), 16 (Indemnification) and 17 (Miscellaneous) (A) shall survive Executive's termination of employment, the
                    -
expiration of the Employment Period and the termination of the Employment Agreement, (B) are incorporated herein by reference and (C) shall continue in
            -                                            -
full force and effect. With regard to the Equity Agreement, the provisions of each of Sections 3 (Tag-Along Rights), 4 (Take-Along Rights), 7 (Lock-Up Agreement) and 8 (Miscellaneous) and, to the extent any of the defined terms in the Equity Agreement are used in any of the foregoing Sections, the provisions of Section 1 (Definitions) (A) shall survive Executive's termination of
                            -
employment, the expiration of the Employment Period and the termination of the Equity Agreement, (B) are incorporated herein by reference and (C) shall
                   -                                            -
continue in full force and effect. The parties agree and understand that references to the number of Shares (as defined in such Equity Agreement) in sections 3 and 4 of the Equity Agreement include Shares held by Executive's wife and by any and all trusts (including charitable trusts) established by Executive and to which Shares have been transferred by Executive and/or his wife in accordance with the Equity Agreement.

     (b)  Payment of Accrued Obligations.  Executive shall be entitled to
          ------------------------------
payment of his Base Salary (at the current annual rate thereof of $530,000) through the Retirement Date and to any benefits payable to or in respect of Executive under any applicable employee benefit plan, policy or practice of the Company in accordance with the generally applicable provisions thereof, based on Executive's employment with the Company prior to the Retirement Date, other than any such plan, policy or practice providing for severance or termination benefits. On the Retirement Date, Executive shall be paid the amount of $152,000 in lieu of a pro-rated annual bonus for the period from April 1, 1999 through the Retirement Date.

     (c)  Continued Payments of Base Salary.  Subject to Section 3(g), the
          ---------------------------------
Company shall continue to make periodic payments to Executive of his Average Base Salary in accordance with the Company's regular payroll practices from the Retirement Date until

May 31, 2001 (the "Salary Continuance Period"). The Average Base Salary is equal to $520,000.

     (d)  Continued Payments in Respect of Bonus.  Subject to Section 3(g), the
          --------------------------------------
Company shall pay to Executive, in 22 monthly installments, commencing on August 31, 1999 and on the last day of the next 21 succeeding months, an amount equal to one-twelfth of the Average Annual Bonus (the "Bonus Payment"). The Average Annual Bonus is equal to $920,814, so that, subject to Section 3(g), each monthly payment will be $76,734.50.

     (e)  Continued Welfare Benefits.  During the period commencing on the
          --------------------------
Retirement Date and ending on the earlier of (i) Executive's 65th birthday and
(ii) the date of Executive's death (the "Benefits Continuation Period"), subject
---
to Section 3(g), Executive shall be entitled to continue his current participation in each of the Company's medical benefits plans in which Executive is an active participant immediately prior to the Retirement Date in accordance with the terms and conditions of each such plan (including, without limitation, the provisions thereof regarding deductibles and co-payments) as in effect from time to time during the Benefits Continuation Period. Medical coverage shall also be made available to Executive=s dependents, during the Benefits Continuation Period, to the extent available under, and subject to the terms and conditions of, each such medical plan as in effect from time to time. Notwithstanding the foregoing, to qualify for the medical benefits made available hereunder, Executive must pay any premiums and make any contributions that he would have been required to pay or make under the terms of such plan as in effect from time to time during the Benefits Period if Executive were then still a senior officer of the Company. If such continued participation is either not legally permissible or otherwise allowed under the terms of the applicable plan or any insurance policy or other arrangement under which such benefits are provided, the Company will provide equivalent coverage from its general assets or another available source.

     (f)  Other Benefits.  Set forth on Schedule A are statements of the amount
          --------------
credited to Executive's account on the date specified therein under the Company's 401(k) Savings Plan and the Company's Supplemental 401(k) Savings Plan. The Company confirms that

Executive is fully vested in Executive's account balance under each such savings plan and supplemental savings plan. Nothing is this Agreement shall modify or reduce Executive's accrued benefits under all employee pension benefit plans from those in effect immediately prior to the date hereof.

     (g) Mitigation.  If Executive obtains new employment (including self-
         ----------
employment and services as a consultant) that is not of a type prohibited by
Section 9 of the Employment Agreement (Non-Competition), (i) during the Salary Continuation Period, any salary continuation payments or Bonus Payments to which Executive is entitled pursuant to Section 3(c) or 3(d) shall be reduced by the amount of any compensation earned by Executive (whether paid currently or deferred) from any subsequent employer or other Person for which Executive performs services, including but not limited to consulting services, and (ii)
                                                                          --
during the Benefits Continuation Period, the continued medical benefits coverage to which Executive is entitled pursuant to Section 3(e) shall be secondary to any other medical benefit coverage available to Executive from any subsequent employer or other Person for which Executive performs services, including, but not limited to, consulting services, at any time after the Retirement Date. Notwithstanding subclause (i) in the preceding sentence, no offset shall be made to any payment under Section 3(c) or 3(d) for any compensation paid for services
(A) as a non-employee director of a corporation (or any comparable position in
 -
another business organization) under any arrangement which is generally applicable to all non-employee directors of such corporation (or to all persons holding comparable positions in any such other business organization) or (B) by
                                                                          -
any organization which is exempt from taxation under Section 501(c)(3) of the Internal Revenue Code of 1986, as amended (the "Code").

     4.  Options; Exercise and Repurchase and Cancellation.
         -------------------------------------------------

     (a)  Outstanding Options.  Each of the Options that are currently
          -------------------
outstanding and that constitute Vested Options is listed on Schedule B under the heading "Vested Options." Each of the Options that are currently outstanding and that constitute Unvested Options is listed on Schedule B under the heading "Unvested Options."

     (b)   Exercise.  At the date of the wire transfer set forth in Section
           --------
4(f), Executive shall be deemed to exercise the Options listed on Schedule B under the heading "Options to be Exercised," each of which constitutes part of the Vested Options. Payment of the aggregate exercise price in respect of such Vested Options ($399,971.07) shall be paid by a debit against the amount to be transferred pursuant to such Section 4(f). The Company and, by signing the acknowledgment of this Agreement where noted below, the Fund each waives its rights under the Equity Agreement to purchase the Option Shares issuable in respect of the exercise of such Options to be Exercised and the 407,680 shares of Common Stock issued to Executive upon the exercise of Options in 1998. Executive agrees that he shall not exercise any Vested Options not listed under the heading "Options to be Exercised" on Schedule B. The portion of Executive's Vested Options not listed under the heading "Options to be Exercised" on Schedule B shall hereafter be referred to as the Remaining Vested Options.

     (c)  Election to Repurchase.  The Company hereby notifies Executive that,
          ----------------------
in connection with Executive's termination of employment, the Company hereby exercises its right pursuant to Section 5 of the Equity Agreement to purchase the Remaining Vested Options.

     (d)  Purchase and Sale of the Vested Options.  Effective as of the date of
          ---------------------------------------
the wire transfer determined under Section 4(f) below, Executive hereby agrees to sell to the Company and the Company hereby agrees to purchase from Executive the Remaining Vested Options, at the purchase price set forth in Section 4(e) below, payable as set forth in Section 4(f) below.

     (e)  Purchase Price.  The Company and Executive each agrees that the
          --------------
aggregate purchase price for the Remaining Vested Options is $14,427,039.30 (the "Purchase Price"), based on a price per share of $3.25, which is the price determined by the Company's Board of Directors in accordance with the terms and provisions of the Equity Agreement. The portion of the Purchase Price payable in respect of each separate option that is part of the Remaining Vested Options is equal to the product of (i) the excess of (A) such per share price over (B) the exercise price per Option Share under the Option multiplied by (ii) the
                                                                    --
number of Options Shares covered by the relevant Option.

     (f)  Payment of Purchase Price.   The Company shall, not later than the
          -------------------------
Retirement Date, wire to an account identified to the Company by Executive in writing an amount equal to (x) the Purchase Price reduced by (y) all applicable
                            -                                 -
federal, state and local income and employment taxes required to be withheld from such payment. Schedule B hereto reflects the amount to be paid in respect of the purchased options and the amount of any taxes to be withheld therefrom. The amount of any such wire transfer shall be reduced by the amount payable by Executive in respect of the exercise price of the Vested Options to be exercised in accordance with Section 4(b).

     (g)  Cancellation of Unvested Options.  Executive hereby acknowledges and
          --------------------------------
agrees that his rights with respect to the Unvested Options which have not become vested on or prior to the Retirement Date shall automatically be canceled and terminated effective as of the Retirement Date.

     5.  Executive's Cooperation.  Executive hereby agrees that, from time to
         -----------------------
time upon the reasonable request of the Company, Executive shall assist the Company in connection with any pending or future dispute, litigation, arbitration or similar proceeding or investigation instituted or commenced by the Company or any Subsidiary or instituted or commenced by any other person against or involving the Company or any Subsidiary.

     6.  Termination of Agreements.  Effective as of the Retirement Date, the
         -------------------------
Employment Agreement and the Equity Agreement will each terminate in its entirety without any further liability or obligation on the part of the Company, any of the Subsidiaries, the Fund or Executive thereunder, except for the provisions of the Employment Agreement and the Equity Agreement that are incorporated herein by reference pursuant to Section 3(a).

     7.  Release of Claims.  Executive and the Company shall, simultaneously
         -----------------
with the execution hereof, execute and deliver to the other party the Confidential General Release Agreement attached hereto as Exhibit A.

     8.  Entire Agreement; Related Documents.  This Agreement (including Exhibit
         -----------------------------------
A hereto) constitutes the entire agreement among the parties hereto with respect to the subject matter hereof. All prior correspondence and proposals (including summaries of proposed terms) and all prior promises, representations, understandings, arrangements and agreements relating to such subject matter (including but not limited to those made to or with Executive by any other person or entity) are merged herein and superseded hereby.

     9.  Miscellaneous.
         -------------

     (a)  Binding Effect; Assignment.  This Agreement shall be binding on and
          --------------------------
inure to the benefit of the Company and their respective successors and permitted assigns. This Agreement shall also be binding on and inure to the benefit of Executive and his heirs, executors, administrators and legal representatives. This Agreement shall not be assignable by any party hereto without the prior written consent of the other parties hereto. Each of the Company and the Fund may effect such an assignment without prior written approval of Executive upon the transfer of all or substantially all of its business and/or assets (whether by purchase, merger, consolidation or otherwise).

     (b)  Governing Law.  This agreement shall be governed by and construed in
          -------------
accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

     (c)  Taxes.  The Company may withhold from any payments made under this
          -----
Agreement all federal, state, city or other applicable taxes as shall be required by law. Each of the parties (and, by its signed acknowledgment, the Fund) hereby represents to the other party (or to the Fund, if applicable) that the facts and circumstances leading to Executive's retirement are not related in any way to the consummation of the transaction whereby the Fund acquired the majority of the voting securities of the Company . Each of the parties represents and covenants that it will file any applicable tax returns and/or reports on the basis that none of the payments made hereunder constitute a "parachute payment" within the meaning of Section 280G(b)(2) of the Code. The parties represent to each other that, prior to May 1, 1999, there was no discussion between the parties with respect to the cessation of Executive's employment, and that the events that have led to Executive's election to retire are independent of, and unrelated to, the acquisition by the Fund of a controlling interest in the Company during 1998.

     (d)  Amendments.   No provision of this Agreement may be modified, waived
          ----------
or discharged unless such modification, waiver or discharge is approved by the Board of Directors of the Company and is agreed to in writing by Executive and, in the case of any such modification, waiver or discharge affecting the rights or obligations of the Fund, is approved by the Fund. No waiver by any party hereto at any time of any breach by any other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No waiver of any provision of this Agreement shall be implied from any course of dealing between or among the parties hereto or from any failure by any party hereto to assert its rights hereunder on any occasion or series of occasions.

     (e)  Severability.  In the event that any one or more of the provisions of
          ------------
this Agreement shall be or become invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

     (f)  Notices.  Any notice or other communication required or permitted to
          -------
be delivered under this Agreement shall be (i) in writing, (ii) delivered
                                                            --
personally, by courier service or by certified or registered mail, first-class postage prepaid and return receipt requested, (iii) deemed to have been received
                                               ---
on the date of delivery or on the third business day after the mailing thereof, provided that the party giving such notice or communication shall have attempted
--------
to telephone the party or parties to which notice is being given during regular business hours on or before the day such notice or communication is being sent, to advise such party or parties that such notice is being sent, and (iv)
                                                                     --
addressed as follows (or to such other address as the party entitled to notice shall hereafter designate in accordance with the terms hereof):

          (A)  if to the Company, to it at:

               Dynatech Corporation
               3 New England Executive Park
               Burlington, Massachusetts 01803
               Attention:  General Counsel

          (B)  if to Executive, to him at:

               31 Prospect Street
               Winchester, Massachusetts 01890

Copies of any notices or other communications given under this Agreement shall also be given to:


               Clayton, Dubilier & Rice, Inc.
               375 Park Avenue
               New York, New York  10152
               Attention:  Mr. Brian Finn
               ---------

                         and


               Debevoise & Plimpton
               875 Third Avenue
               New York, New York  10022
               Attention:  Franci J. Blassberg, Esq.
               ---------

     (g)  Counterparts.  This Agreement may be executed in counterparts, each of
          ------------
which shall be deemed an original and all of which together shall constitute one and the same instrument.

     (h)  Headings.  The section and other headings contained in this Agreement
          --------
are for the convenience of the parties only and are not intended to be a part hereof or to affect the meaning or interpretation hereof.

  IN WITNESS WHEREOF, the Company has duly executed this Agreement by its authorized representatives and Executive has hereunto set his hand, in each case effective as of the date first above written.


                              DYNATECH CORPORATION

                              By: /s/ Allan M. Kline
                                 ---------------------------------------
                                  Name: Allan M. Kline
                                  Title: Vice President, Chief Financial
                                         Officer and Treasurer


                                  /s/ John F. Reno
                                 ---------------------------------------
                                 John F. Reno


Agreed and Acknowledged:

Clayton Dubilier & Rice Fund V Limited Partnership


 /s/ Brian D. Finn
-------------------------------------------------
By: Brian D. Finn

                                                                       EXHIBIT A

                    Confidential General Release Agreement


          THIS CONFIDENTIAL GENERAL RELEASE AGREEMENT (hereinafter "Agreement") is made and entered into this 19th day of May, 1999 by and between Dynatech Corporation, a Massachusetts corporation (the "Company"), and John F. Reno ("Executive") (collectively, hereinafter the "Parties").


                              -W-I-T-N-E-S-S-E-T-H-


          WHEREAS, the Parties have determined that it is in their mutual interest for Executive's employment with the Company and each of its direct or indirect subsidiaries (the Company and such subsidiaries collectively referred to as the "Companies") to terminate, effective as of the date hereof;

          WHEREAS, in connection with the termination of his employment and the election by the Company to repurchase certain options to purchase shares of the Company's common stock granted to Executive, Executive is entitled to certain payments and benefits under the terms of (x) an Amended and Restated Employment
                                          -
Agreement, dated as of November 1, 1998, by and between the Company and Executive (the "Employment Agreement") and (y) a Management Equity Agreement,
                                            -
dated as of May 21, 1998, among the Company, Clayton, Dubilier & Rice Fund V Limited Partnership, a Cayman Islands limited partnership (the "Fund"), and Executive, (the "Equity Agreement");

          WHEREAS, the Company, the Fund, Executive have entered into an Agreement, dated as of the date hereof, to which this Confidential General Release Agreement is attached as Exhibit A (the "Retirement Agreement"), providing for, among other things, certain additional compensation, benefits and rights of and to

Executive identified therein in connection with the termination of his employment (such additional compensation, benefits and rights, the "Additional Benefits");

          IN CONSIDERATION THEREOF, the Companies desire to settle, conclude and obtain the final release of all possible matters and claims which Executive has now or may have in the future, whether known or unknown against any of the Companies;

          NOW, THEREFORE, in consideration of the Company's promise to provide the Additional Benefits to Executive pursuant to the Retirement Agreement, the premises and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, IT IS AGREED AS FOLLOWS:


          1.  The Company shall provide the Additional Benefits to Executive.

          2. In return for the receipt of such Additional Benefits, Executive, on his own behalf and on behalf of each of his agents, representatives, assigns, heirs, executors and administrators (the "Releasors"), does hereby fully and generally release, settle, cancel, discharge and acknowledge to be fully satisfied, and covenant not to sue any Releasee (as defined below) in respect of, any and all claims, contractual or otherwise, demands, costs, rights, causes of action, charges, complaints, losses, damages and all liability of whatever kind and nature, whether known or unknown, which he may have at the time of signing this Agreement, or had at any time prior thereto, against any of the Company, any subsidiary or affiliate of the Company, any successor or assign of any such entity or any of their respective current or former employees, directors, officers, attorneys, agents or other representatives (collectively, the "Releasees") which may in any way be connected with or related to (i) Executive's employment with the Company or any of their respective subsidiaries or the severing or permanent discontinuance of that employment or any of the events or circumstances leading thereto, (ii) Executive's purchase or holding of
                                          --
shares (the "Shares") of common stock of the Company (the

"Common Stock"), (iii) the grant to Executive of options (the "Options") to
                  ---
purchase additional shares of Common Stock (the "Option Shares") pursuant to the Equity Agreement and the Employment Agreement, the vesting, exercisability or other right or obligation of any Releasor in connection with the Options, the Option Shares or the Equity Agreement, the Employment Agreement or the Company's purchase of the Remaining Vested Options pursuant to the Retirement Agreement and the cancellation of the Unvested Options pursuant to the Equity Agreement and the Retirement Agreement, (iv) the Employment Agreement, (v) the Equity
                               --                             -
Agreement (collectively, the "Claims"), other than the Excluded Claims (as defined below). This release specifically includes Claims in respect of all personal injuries and consequences thereof, including death and pain and suffering, and any injuries which may now exist but which, at this time, are unknown, unknowable, or unanticipated, or which may or may not develop further at some time in the future, and all potential Claims concerning any unforeseeable or unanticipated further development or consequences of known injuries, other than the Excluded Claims.

          Without limiting the generality of the foregoing, it is expressly agreed and understood that this release includes, but is not limited to, any Claim before any court, government agency or in any other forum, including but not limited to, Claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. (S) 2000 et seq. (Race and sex discrimination); the Age
                            -- ----
Discrimination in Employment Act 29 U.S.C. (S) 621 et seq. (age discrimination),
                                                   -- ----
the National Labor Relations Act, as amended, 29 U.S.C. (S) 141 et seq. (union
                                                                -- ----
and collective activity), the Equal Pay Act of 1963, 29 U.S.C. (S) 201 et seq.
                                                                       -- ----
(equal pay), the Americans with Disabilities Act, 42 U.S.C. (S) 12101 (disability discrimination), the Rehabilitation Act of 1973, 29 U.S.C. (S) 701 (disability discrimination), the Civil Rights Acts of 1866 and 1871, as amended, 29 U.S.C. (S) 1981 et seq. (civil rights), the Consolidated Omnibus Budget
                   -- ----
Reconciliation Act of 1985, as amended, (COBRA-group health insurance), the Employee Retirement and Income Security Act, as amended, 29 U.S.C. (S) 1001 et seq. (employee benefits), the Fair Labor Standards Act, as amended, 29 U.S.C.
(S) 201 et seq. (minimum wage, overtime pay and working hours), the Family Medical Leave Act of 1993, as amended, 42 U.S.C. (S) 2601 et seq. (leaves of
                                                          -- ----
absence), the Massachusetts Human Rights Act, as amended, actions for race, color, religion, age, sex, national origin and handicap discrimination or for work-related injuries or payment of wages arising under state law, for wrongful discharge based upon an implied contract or public policy, and any other federal, state or local statute, public policy, order, regulation, tort or contract claim, in each case, other than the Excluded Claims.

          For purposes of this Agreement, the term "Excluded Claims" means (i) Claims under the terms of the Retirement Agreement (including, without limitation, those sections of the Employment Agreement or the Equity Agreement that are incorporated by reference into the Retirement Agreement) or this Agreement and (ii) any Claims for indemnification or contribution with respect
               --
to any liability incurred by Executive as a director, officer or employee of the Company.

          3. Executive understands, agrees and acknowledges that this Agreement is intended to include in its effect, without limitation, claims and causes of action which he does not know of or suspect to exist in his favor at the time of executing this Agreement, and that this Agreement contemplates extinguishment of all such claims and causes of action.

          4. Executive understands, agrees and acknowledges that by signing this Agreement he is not relying on any representation, promise or statement, either oral or written, not contained in this Agreement or the Retirement Agreement.

          5.  Executive understands, agrees and acknowledges that:

          A. he has been encouraged by representatives of the Company to have this Agreement reviewed by legal counsel of his own choosing and that he has been given ample time to do so prior to signing it;

          B. he has had the opportunity to negotiate concerning the terms of this Agreement;

          C.   he has been provided the opportunity to take up to twenty-one
               (21) days to consider this Agreement, but has elected to waive such full 21 day period by executing this Agreement;

          D.   he shall have the right to revoke this Agreement within seven
               (7) days following the date he executes this Agreement. Any revocation of this Agreement must be in writing and received by the Company by the close of business on the seventh day following the execution of this Agreement and shall be delivered to Mark V.B. Tremallo, Esq., General Counsel, c/o Dynatech Corporation, 3 New England executive Park, Burlington, Massachusetts 01803. Upon any revocation in accordance herewith, Executive's right to the Additional Benefits shall terminate, the Retirement Agreement will be rendered void and without effect and the Employment Agreement and Equity Agreement will continue in full force and effect unamended by the Retirement Agreement and this Agreement; and

          E. by signing this Agreement, he represents that he fully understands the terms and conditions stated in it and intends to be legally bound by them.

          6. Executive represents and warrants to the Company that he has not engaged in any acts of dishonesty or in willful and serious misconduct, which misconduct has caused or is reasonably expected to result in direct or indirect material injury to the Company or any of its Affiliates (as defined in the Employment Agreement). For and in consideration of the representations and promises made by Executive herein and other good and valuable consideration, except as otherwise expressly provided herein, the Company hereby waives, releases and forever discharges Executive and Executive's heirs, successors and assigns of and from all actions, causes of actions, suits, debts sums of money, accounts, bonds, bills, covenants, contracts, controversies, agreements, promises, damages, judgments, claims and demands whatsoever, in law in equity, whether known or unknown, of every kind and nature whatsoever, including any claims that may be brought on the Company's behalf by any third party, relating to Executive's employment with or services (including as a director) for the Company and any of its Subsidiaries, or under the Employment Agreement or the Equity Agreement ("Company Claims"), provided, however, that the foregoing release shall not
                    --------  -------
apply to any Company Claim arising out of or under the Retirement Agreement (including, without limitation, the portions of the Employment Agreement or the Equity Agreement incorporated therein by reference) or this Agreement.

          7. Executive and the Company each represents to the other that he or it has not heretofore assigned or transferred or purported to assign or transfer, to any person or entity, any of the Claims or Company Claims, any portion thereof, or any interest therein.

          8. Executive agrees that he will not make any untruthful and disparaging statements about the Company or any of its Affiliates or any clients, competitors, suppliers, employees or former employees of the Company or of any of its Affiliates to any such person or any other persons (including but not limited to the press or other media). The Company agrees that it will not make any untruthful and disparaging statements about Executive to any person (including but not limited to the press or other media). The Company and Executive have agreed on the wording of a joint press release, a copy of which is attached.

          9. Any breach by Executive or the Company of a condition of this Agreement with an attendant failure to remedy the breach within ten (10) days of receiving notice of it from the other Party shall subject the breaching Party to any and all equitable and/or monetary relief required to prevent further damage to the other Party and to compensate same for any damages suffered as a consequence of the breach of this Agreement.

          10. Executive and the Company are of the mutual understanding and agreement that the provisions of the Retirement Agreement provide Executive with rights and benefits in addition to those otherwise committed to him under any other agreement with the Company or any Affiliate (including, without limitation, the Employment Agreement and the Equity Agreement).

          11. Nothing in the Retirement Agreement or this Agreement shall be construed as an admission of any improper action or conduct by Executive or by the Company, the Fund or any of their respective Affiliates, subsidiaries, joint venturers, or directors, officers, employees, agents, representatives or assigns of any violation or noncompliance with any obligation, legal or otherwise.

          12. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts, without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the laws of another jurisdiction..

          13. The Parties intend that the invalidity or unenforceability of any provision of this Agreement shall not affect or render invalid or unenforceable any other provision.

          14. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, administrators, representatives, executors, successors and assigns.

          IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the day and year first above written.

IN THE PRESENCE OF:                      DYNATECH CORPORATION

/s/ Mark V.B. Tremallo                   By: /s/ Allan M. Kline
------------------------------------        ------------------------------------

Date:   May 19, 1999                     Name: Allan M. Kline
     -------------------------------           ---------------------------------
                                         Title: VP, CFO and Treasurer
                                               ---------------------------------

IN THE PRESENCE OF:                      /s/ John F. Reno
                                         ---------------------------------------
                                         John F. Reno
/s/ Richard J. Schnall
------------------------------------

Date:   May 19, 1999
     -------------------------------

Agreed and Acknowledged:
Clayton Dubilier & Rice Fund V Limited Partnership
/s/ Brian D. Finn
-----------------------------------------------
By: Brian D. Finn

                                                            Attachment


Dynatech Corporation
                                                                  News


                              Contact:   Chris Tofalli
                                         Broadgate Consultants, Inc.
                                         212-232-2222

For Immediate Release
---------------------

  Dynatech Corporation's Ceo, John Reno, Announces Retirement

     BURLINGTON, Mass., May 19, 1999 . . . John F. Reno today announced his retirement as chairman, president and chief executive officer of Dynatech Corporation.

     "Some time ago I promised myself that when I turned 60, I would assess my personal situation and make decisions about spending time on other endeavors. After 25 years with Dynatech, that time has come. After consulting with our directors about succession to my leadership, Mr. Ned Lautenbach, from Clayton, Dubilier and Rice, has been named to replace me as chief executive officer," said Mr. Reno.

     "I have many outside interests which I enjoy and on which I want to focus. I feel I owe it to myself and my family to take this step which we all must at one time or another. Proudly, I am leaving Dynatech at record performance levels," he continued. "Our management team is extremely competent and together with the support of our equity partner, Clayton, Dubilier & Rice, I am certain they will continue to bring the company to even greater financial heights. I look forward to, and will applaud, their continued success."

     Mr. Reno joined Dynatech in 1974. In 1991, he was named president, and in 1993, he was appointed chief executive officer. In 1996, Mr. Reno assumed the role of chairman of the board while still actively serving as president and CEO.

     Mr. Reno initiated Dynatech's management-led recapitalization in 1998, inviting Clayton, Dubilier & Rice to become the company's equity partner. During his period as chief executive the company has grown 18.4% per year and its enterprise value has risen from $250 million to over $950 million.

     "We are pleased with the many changes Jack has implemented during CD&R's first year of equity ownership, particularly the installment of a strong management team. Dynatech is now better positioned to achieve long-term financial success and we thank him for his accomplishments," said Joseph L. Rice, III, chairman of Clayton, Dubilier & Rice. "We are confident that Ned's background with a technology-oriented company will enable him to lead Dynatech effectively."

     Prior to joining Clayton, Dubilier & Rice, Mr. Lautenbach served as senior vice president and group executive of worldwide sales and services at IBM Corporation. During his extensive tenure with IBM, he held a variety of senior executive positions, including President of the National Distribution division of the U.S.; President, Asia Pacific; as well as Chairman, IBM World Trade Corporation. Mr. Lautenbach received his MBA from Harvard University after having completed his undergraduate studies in economics at the University of Cincinnati.

     Dynatech Corporation (OTC-BB: DYNA) is a global communications equipment company focused on network technology solutions. Its products address communications test, industrial computing and communications, and visual communications applications. Headquartered in Burlington, Massachusetts, Dynatech sells its products worldwide through subsidiaries located throughout the Americas, Europe and Asia. (Internet URL: www.dynatech.com)

This press release may contain forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which reflect the Company's current judgement on certain issues. Because such statements apply to future events, they are subject to risks and uncertainties that could cause the actual results to differ materially. Important factors which could cause actual results to differ materially are described in the Company's reports on Form 10-K and 10-Q on file with the Securities and Exchange Commission.

                                                                     Schedule A



Account balance in Dynatech Corporation 401(k) Savings Plan
     as of May 13, 1999:                                             $1,507,262


Account balance in Dynatech Corporation Supplemental Savings Plan
     as of May 13, 1999:                                             $1,246,631

                                                                      Schedule B
                              Vested Options
                              --------------


                                              Exercise                Options
Type                Grant Date                 Price                  Granted
----                ----------                --------                -------

 NQ                  12/21/92                 $0.5676                1,630,720
 ISO                  7/26/94                 $0.5357                  517,440
 NQ                   1/26/95                 $0.8929                1,813,980
 NQ                   7/27/95                 $1.0332                1,215,200
 NQ                   7/30/96                 $1.6964                1,021,023
 NQ                   7/30/97                 $1.8335                1,056,793
 ISO                  1/26/95                 $0.8929                   25,519
 ISO                  1/26/95                 $0.8929                    8,506
                                              -------                ---------

                                                                     7,289,181



                              Unvested Options
                              ----------------


                                              Exercise                Options
Type                Grant Date                 Price                  Granted
----                ----------                --------                -------

 ISO                  7/26/94                  $0.5357                 172,480*
 ISO                  1/26/95                  $0.8929                 111,995
 ISO                  7/30/96                  $1.6964                  58,937
 ISO                  7/30/97                  $1.8335                  54,527
                                               -------                 -------

                                                                       397,939





---------------------

* These options will vest prior to the Retirement Date in the ordinary course based on Executive's continued employment with the Company. From and after the date on which they become vested (July 25, 1999), they shall for all purposes of the Agreement be treated as Vested Options.

                            Options to Be Exercised
                            -----------------------


                              Exercise        Options          Cost to
     Type    Grant Date        Price          Granted          Exercise
     ----    ----------       --------        -------          --------

     ISO       7/26/94         $0.5357        517,440        $277,192.60
     ISO       1/26/95         $0.8929         25,519          22,785.92
     ISO       1/26/95         $0.8929          8,506           7,595.01
     ISO       7/26/94         $0.5357        172,480          92,397.54
                                              -------        -----------

                                              723,945        $399,971.07



                   Payment in Cancellation of Vested Options
                   -----------------------------------------


                             Spread at                    Aggregate Option
                 Exercise     Options          $3.25        Cancellation
 Grant Date        Price      Granted        Per Share         Payment
 ----------      --------     -------        ---------    ----------------

  12/21/92        $0.5676    1,630,720        $2.6824      $4,374,243.30
   1/26/95        $0.8929    1,813,980         2.3571       4,275,732.20
   7/27/95        $1.0332    1,215,200         2.2168       2,693,855.30
   7/30/96        $1.6964    1,021,023         1.5536       1,586,261.30
   7/30/97        $1.8335    1,056,793         1.4165       1,496,947.20
                                                           -------------

                                                          $14,427,039.30


                               Withholding Rates
                               -----------------



               Federal income tax:              28.00%
               FICA                              1.45%
               Massachusettes                    5.95%


                                       2